UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 29, 2019

PennyMac Financial Services, Inc.

(formerly known as New PennyMac Financial Services, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	001-38727	83-1098934
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

3043 Townsgate Road, Westlake Village, California	91361
(Address of principal executive offices)	(Zip Code)

(818) 224‑7442

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02    Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)  Departure of Director. On March 29, 2019, Mark Wiedman, a member of the Board of Directors (the “Board”) of PennyMac Financial Services, Inc. (the “Company”), provided notice of his decision to resign from his position on the Board, effective immediately. Mr. Wiedman’s decision to resign was not the result of any disagreement with the Company or its management on any matter relating to the Company’s operations, policies or practices.

Mr. Wiedman has served on the Board since 2012 as one of two designees of BlackRock Mortgage Ventures, LLC (“BlackRock”) pursuant to the terms of a stockholder agreement between the Company and BlackRock. The stockholder agreement allows BlackRock to nominate up to two individuals for election to the Board, depending on the percentage of the voting power of the Company’s outstanding shares of common stock that it holds. Based on its current level of ownership, BlackRock has the right to nominate two directors to the Board. Although BlackRock has chosen not to exercise its right to nominate a second director at this time, it reserves the right to do so in the future as provided in the stockholder agreement.

Item 5.03    Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

(a)  In connection with Mr. Wiedman’s resignation, effective March 29, 2019, the Board amended Article II, Section 1 of the Company’s amended and restated bylaws to decrease the size of the Board from twelve to eleven directors.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PENNYMAC FINANCIAL SERVICES, INC.

Dated: April 4, 2019	/s/ Andrew S. Chang
Andrew S. Chang Senior Managing Director and Chief Financial Officer